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                                                                    EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE

PRESS CONTACTS:   James W. Shepperd
                  Chief Financial Officer
                  SAFLINK Corporation
                  (425) 881-6766


            SAFLINK Corporation and Jotter.com Complete Transaction

REDMOND, WA (December 18, 2000) - SAFLINK Corporation (NASDAQ: ESAF), announced today that it purchased all of the intellectual property and fixed assets of Jotter Technologies Inc. after terminating a merger agreement previously executed by the parties. As consideration for the sale of the assets, Jotter will receive 5.1 million shares of SAFLINK common stock, $.01 par value, and a two-year, unsecured note for $1.7 million. SAFLINK did not assume any material liabilities of Jotter. Under the asset purchase agreement, in the event Jotter does not satisfy certain Canadian tax obligations, SAFLINK will be entitled to pay the tax and reduce the purchase price or rescind the transaction. In addition, the SAFLINK common stock to be issued to Jotter will be held in escrow on behalf of Jotter and released in monthly distributions beginning ninety days after the closing of the transaction. Jotter and certain of its affiliates have also entered into non-compete agreements with SAFLINK and SAFLINK has granted registration rights for the resale of the shares of SAFLINK common stock to be issued to Jotter. SAFLINK expects that substantially all of Jotter's technical and marketing personnel will accept employment at SAFLINK.

The securities offered have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent a registration or an applicable exemption from registration requirements. Further information is available through the company's web site (www.saflink.com).
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All brands and products referenced herein are acknowledged to be trademarks, registered trademarks or service marks of their respective holders.

The aforementioned remarks contain forward-looking statements that involve risks and uncertainties including without limitation those related to the ability of SAFLINK to integrate Jotter's assets into its operations and to complete and market new products. The Company's actual results could differ materially from those discussed above.